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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the registration statement of State Farm Mutual Fund on form N-1A ("Registration Statement") of our report dated February 9, 2004, related to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Interestholders of the LifePath Retirement (formerly LifePath Income) Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio and LifePath 2040 Master Portfolio, each a portfolio of Master Investment Portfolio, which is also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
March 15, 2004